UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

January 4, 2017

Date of Report (Date of earliest event reported)

HELIX ENERGY SOLUTIONS GROUP, INC.

(Exact name of registrant as specified in its charter)

Minnesota	001-32936	95-3409686
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3505 West Sam Houston Parkway North Suite 400 Houston, Texas		77043
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 281-618-0400

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

The following provides information with respect to certain recent developments of Helix Energy Solutions Group, Inc. (the “Company”). Unless otherwise expressly stated or the context otherwise requires, “we,” “us” and “our” refer to the Company and its Subsidiaries.

Goodwill

We currently have on our balance sheet $45.1 million of goodwill associated with the acquisition in 2002 of Canyon Offshore, Inc., our principal robotics subsidiary. We are required by United States Generally Accepted Accounting Principles to perform an annual impairment analysis of goodwill. Due to the severe and prolonged downturn in the offshore oil and gas industry, we currently expect to record an impairment of goodwill, up to the full $45.1 million, in the fourth quarter of 2016. The impairment charge would be a non-cash charge that does not affect our EBITDA, cash position, financial standing, or bank covenant compliance.

Delayed in-service date for Siem Helix 1

The vessel we chartered, the Siem Helix 1, for the purpose of performing work offshore Brazil under a contract with Petroleo Brasileiro S.A. (“Petrobras”), arrived in Brazil in the third quarter of 2016 and continues to work through Petrobras’s inspection and acceptance process. Inspections and acceptance are proving to take longer than originally anticipated. Our current expectation is that the vessel will commence commercial operations in the first quarter of 2017.

Sale of Helix 534

On December 21, 2016, we sold the Helix 534 vessel to a third party for approximately $2.8 million. The vessel had been warm stacked for over a year.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HELIX ENERGY SOLUTIONS GROUP, INC.

	By:	/s/ Alisa B. Johnson
Alisa B. Johnson Executive Vice President, General Counsel and Corporate Secretary

Date: January 4, 2017